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                                   TEKTRONIX, INC.
                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                            (EFFECTIVE SEPTEMBER 26, 1996)



TEKTRONIX, INC.
AN OREGON CORPORATION
PO BOX 500
BEAVERTON, OREGON  97077        TEKTRONIX



    Tektronix desires to provide a supplemental retirement opportunity to a select group of its senior management employees in recognition of their contributions to, and to encourage their long-term retention by, Tektronix and to ensure that they can retire from Tektronix with a level of retirement benefits (including benefits provided by previous employers) consistent with their peers in competing companies.

    This Supplemental Executive Retirement Plan (the "Plan") is intended to supplement the retirement income available to certain designated elected officers and senior executives of Tektronix by (i) crediting to book-entry accounts maintained for their benefit under this Plan (the "ACCOUNTS") a one-time start-up credit and annual credits based on corporate performance, and
(ii) crediting earnings to their Accounts at the same intervals and in the same manner as occurs under the Tektronix Deferred Compensation Plan (the "DC PLAN") investment funds. Subject to the Plan's vesting and forfeiture provisions, payment of a participant's Account balance will be made upon retirement at age 62 or later or, in the event of an earlier termination of employment, at age 62. Participants will be


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permitted to defer receipt of payment by electing to receive payment in no more than ten level annual installments beginning on the normal lump sum payment date.

I.       PLAN ADMINISTRATION.

    This Plan will be administered by the Organization and Compensation Committee (the "COMMITTEE") of the Board of Directors of Tektronix (the "BOARD"). The Committee will have full discretionary authority to interpret this Plan and make determinations regarding eligible executives' participation in and rights under the Plan. Any decision by the Committee or its delegate within its authority will be final and binding on all parties. The Committee may delegate any or all of its duties with respect to this Plan, other than its duties to review and approve executives' initial and continued eligibility and to review denied claims or requests under Section 8.4, and/or the administration of Accounts and benefit payments to Tektronix (acting through its Human Resources Department) or a third party acting as agent of the Committee.

1.       PARTICIPATION.

1.1 ELIGIBILITY CRITERIA. Eligibility for participation in this Plan is limited to those elected officers and senior executives who, in the judgment of the Chief Executive Officer of Tektronix (the "CEO") and the Committee, have the greatest potential to impact significantly the long-term financial performance of Tektronix. An executive who is a party to a separate supplemental retirement agreement with Tektronix will not be eligible to participate in this Plan.

1.2 ANNUAL NOMINATION. In order to become a participant or to receive a performance-based credit for any particular Fiscal Year, an executive must be nominated


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for participation by the CEO, whose nomination must be approved by the Committee before it becomes effective. An eligible executive will become a participant on the date his or her initial nomination is approved by the Committee pursuant to the preceding sentence. Receipt of performance-based credits under this Plan for any particular Fiscal Year does not guarantee or infer assurance of continued eligibility for any future Fiscal Year.

1.3 DURATION OF PARTICIPATION. After an executive first becomes a participant, his or her continued eligibility to receive performance-based credits under this Plan for future Fiscal Years will depend on his or her being nominated and approved for the applicable Fiscal Year pursuant to Section 2.2 and the continued existence of the Plan. Once an executive has become a participant pursuant to Section 2.2, he or she will continue as a participant throughout the remainder of his or her employment with Tektronix; PROVIDED, HOWEVER, that no performance-based credits will be added to a participant's Account for any Fiscal Year unless he or she is nominated and approved for continued eligibility for the applicable Fiscal Year pursuant to Section 2.2.

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2.       CREDITS AND ADJUSTMENTS TO ACCOUNTS.

2.1 START-UP CREDIT. Tektronix will credit to each participant's Account an amount equal to fifty percent (50%) of his or her combined annual base salary and target award amount under the Tektronix Annual Performance Improvement Plan (the "APIP") at the rate in effect at the close of the fiscal year he or she first becomes a participant pursuant to Section 2.2. Taking into account retirement-type benefits from prior employers and upon the recommendation of the CEO, the Committee may specify that a percentage other than fifty percent (50%) will be applied in determining the start-up credit to be credited to a participant's Account in connection with its approval of his or her initial nomination pursuant to Section 2.2. This start-up credit will be credited to the participant's Account as of the July 1 that next follows the date an executive first becomes a participant pursuant to Section 2.2, in addition to any performance-based credit added to the Account as of that date.

2.2           ANNUAL PERFORMANCE-BASED CREDITS.  For each Fiscal Year,
Tektronix will add a performance-based credit to the Account of each participant who is nominated and approved for continued eligibility to receive such a credit for the applicable Fiscal Year pursuant to Section 2.2 (an "ELIGIBLE PARTICIPANT").

    (a) ANNUAL CREDIT AMOUNT. The annual amount of the performance-based credit is ten percent (10%) of an Eligible Participant's combined annual base salary and target APIP award amount at the rate in effect at the close of the applicable Fiscal Year.


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    (b)            ACTUAL ANNUAL AMOUNT.  The actual annual credit amount to be added to an Eligible Participant's Account will be determined by multiplying the Annual Credit Amount (as defined in Section 3.2(a)) by Tektronix' annual corporate APIP performance factor for the applicable Fiscal Year. The actual annual credit for the initial year of participation will be prorated for that portion of the fiscal year following the date he or she first became a participant pursuant to Section 2.2.

    (c) TIMING OF CREDITS. These performance-based credits will be credited to Eligible Participants' Accounts as of the July 1 that next follows the close of the Fiscal Year to which they relate.

2.3                ADJUSTMENTS TO ACCOUNTS.  Until the earlier of the date
(i) a participant's Account is forfeited pursuant to Article 4 or Section 5.3(d), or (ii) full payment of the Account has been made to the participant or his or her beneficiary(ies) under this Plan, Tektronix will adjust the balance credited to the Account on a calendar quarterly basis, as follows:

    (a) OVERALL METHODOLOGY. At the close of every calendar quarter for which a participant's Account has a positive balance, earnings will be credited in the same manner as occurs under the DC Plan.

    (b) INSTALLMENT PAYMENTS. If an Account is being paid in installments pursuant to Section 5.2, the unpaid Account balance will continue to be adjusted in the above manner during the installment payment period, with the last adjustment being that made as of the first day of the calendar quarter in which the last installment is paid.

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    (c)            TIMING OF ADJUSTMENTS.  These adjustments to Eligible
    Participants' Accounts will be made at the same intervals as occurs under the DC Plan.

2.4 BOOK-ENTRY ACCOUNTS. Each participant's Account will be maintained on the books of Tektronix until the earlier of the date (i) a participant's Account is forfeited pursuant to Article 4 or Section 5.3(d), or
(ii) full payment of the Account has been made to the participant or his or her beneficiary(ies) under this Plan. No funds will be set aside or earmarked for the Account, which will be purely a bookkeeping device.

3.       VESTING.

3.1           REQUIREMENTS FOR 100% VESTING.  Subject to Article 7 and
Sections 4.2, 6.1 and 9.1, each participant's interest in his or her Account will become one hundred percent (100%) vested and nonforfeitable on the later of the date the participant (i) attains age 55 while employed by Tektronix or an affiliate, (ii) completes five years of employment with Tektronix or its affiliates, or (iii) first became a participant pursuant to Section 2.2.

3.2 FORFEITURE. A participant's entire interest in his or her Account will be forfeited if (i) his or her employment with Tektronix terminates before such interest has become vested pursuant to Section 4.1,
(ii) notwithstanding the provisions of Section 4.1, his or her employment with Tektronix is involuntarily terminated for cause (as defined in his or her executive severance agreement), or (iii) or the participant fails or refuses to sign

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a non-compete agreement which is reasonably acceptable to Tektronix upon or in connection with his or her retirement or other termination of employment with Tektronix.

4.       TIME AND MANNER OF PAYMENT.

4.1 LUMP SUM PAYMENT. Subject to Articles 4 and 6 and Section 5.4, unless a participant elects an installment payment method pursuant to
Section 5.2 no later than 30 days after the date he or she first became a participant pursuant to Section 2.2, his or her Account will be paid in a lump sum payment as soon as practicable after January 1 of the calendar year that next follows the later of the date (i) the participant attains age 62 or
(ii) his or her employment with Tektronix and its affiliates terminates.

4.2           INSTALLMENT PAYMENTS.  Subject to Articles 4 and 6 and
Section 5.4, PROVIDED that an executive elects, no later than 30 days after the date he or she first becomes a participant pursuant to Section 2.2, to have his or her Account paid in an installment payment method permitted under this
Section 5.2, the Account will be paid in not more than ten substantially equal annual installments commencing as soon as practicable after January 1 of the calendar year that next follows the later of the date (i) the participant attains age 62 or (ii) his or her employment with Tektronix and its affiliates terminates.

4.3           OTHER RULES REGARDING PAYMENT OF ACCOUNTS.

    (a) IRREVOCABILITY. A participant's election of an installment payment method pursuant to Section 5.2 will be irrevocable, and if no such election is made within 30 days after the date he or she first becomes a participant pursuant to Section 2.2, the lump sum payment method will apply.

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    (b)            TAX WITHHOLDING.  Tektronix may withhold from any payment
    under this Plan any federal, state or local taxes or other amounts as required by law.

    (c) LEGAL INCOMPETENCY. If any individual to whom a benefit is payable under this Plan is a minor or legally incompetent, the Committee will determine whether payment will be made directly to the individual, any person acting as his or her custodian or legal guardian under the Oregon Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

    (d) UNDISTRIBUTABLE ACCOUNTS. Each Participant, or (in the event of death) his or her beneficiary(ies), must keep the Committee advised of his or her current address. If the Committee has not located the participant or beneficiary(ies) to whom an Account is payable under this Plan within 35 months after the Account first became payable, the payee's interest in the Account will be forfeited as of the end of the 35th month. If a participant whose Account was forfeited under this Section 5.3(d), or (in the event of death) his or her beneficiary(ies), files a claim for payment of the Account after its forfeiture, and if the Committee determines that the claim is valid, the balance forfeited will be paid in a lump sum payment as soon as practicable.

    (e) PAYMENT IN CASH. All payments under this Plan will be made in cash or its equivalent.


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4.4           FINANCIAL HARDSHIP.  Notwithstanding any contrary Plan provision, if a participant incurs a "financial hardship", the Committee (in its sole discretion) may determine that all or part of his or her Account will be paid to him or her immediately; PROVIDED, HOWEVER, that the amount paid pursuant to this
Section 5.4 will be limited to the amount reasonably necessary to alleviate the participant's hardship. For this purpose, "FINANCIAL HARDSHIP" means a severe financial emergency which is caused by a sudden and unexpected accident, illness or other event beyond the control of the participant which, without an accelerated distribution from the Plan, would result in a severe financial burden to the Participant or a member of his or her immediate family. A financial hardship does not exist to the extent that the hardship may be relieved by (i) reimbursement or compensation by insurance, (ii) liquidation of the participant's other assets (to the extent such liquidation would not itself cause severe financial hardship), or (iii) any loan available to the participant (to the extent the payments on such loan would not themselves cause severe financial hardship).

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5.       DEATH OR DISABILITY.

5.1 GENERAL RULE AND VESTING. A participant's Account will be payable under this Article on the participant's death or disability notwithstanding any contrary provision of Article 5. A participant's interest in his or her Account will become one hundred percent (100%) vested and nonforfeitable on the date he or she becomes disabled or dies.

5.2 DEATH. Upon the death of a participant, his or her Account will be paid in a lump sum payment as soon as practicable to his or her beneficiary(ies), as determined in the following order of priority:

    (a) To the surviving beneficiary(ies) designated by the participant in writing to the Committee.

    (b) To the surviving beneficiary(ies) designated by the participant in writing in connection with the Tektronix life insurance program.

    (c)            To the participant's surviving spouse.

    (d)            To the participant's estate.

5.3 DISABILITY. A participant who is temporarily disabled while employed or receiving long term disability benefits under a plan described in
Section 6.4 will be treated as employed and no payment will be made from his or her Account. If disability benefits stop and disability continues, the Account will be paid in accordance with Article 5 as if his or her employment with Tektronix had terminated at that time.

5.4 "DISABLED" DEFINED. A participant will be deemed to be "DISABLED" for purposes of this Article 6 if the Committee determines that he or she is eligible to

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receive long term disability benefits under an employee welfare benefit plan maintained by Tektronix or would have been eligible if covered by the plan.

6.       AMENDMENT; TERMINATION.

6.1 AMENDMENT. Tektronix may amend this Plan at any time so long as the rights preserved on termination under Section 7.2(b) are not reduced. The power to amend this Plan may be exercised by either the Board or the Committee.

6.2 TERMINATION. Tektronix may terminate this Plan at any time, as follows:

    (a) Termination will be effected by sending written notice of the termination to all participants or (in the event of death) beneficiary(ies). The termination date will not be earlier than the first day of the month in which such notice is given.

    (b) After the effective date of termination of this Plan, no participant will be eligible for any benefit under Article 3, except for the balance credited to his or her Account as of the July 1 that next preceded the termination date, as adjusted pursuant to Section 3.3 through the first day of the calendar quarter that next follows the termination date.

    (c) The power to terminate this Plan may be exercised by either the Board or the Committee.

6.3 ADVERSE IRS RULING. If the Internal Revenue Service rules that any vested Account balance under this Plan will be currently includible in a participant's gross income prior to the date for payment determined under the terms of the Plan (other than in

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connection with a domestic relations order), all vested Accounts to which the ruling applies will be paid within 30 days to the participants or (in the event of death) beneficiary(ies) involved.

7.       CLAIMS PROCEDURE.

7.1 INITIAL CLAIM. Any person claiming a benefit or requesting an interpretation, ruling or information under this Plan will present the request in writing to the Committee which will respond in writing as soon as is practicable.

7.2 RESPONSE TO INITIAL CLAIM. If the claim or request is denied, the written notice of denial will state the following:

    (a) The reasons for denial, with specific reference to the terms of the Plan provisions on which this denial is based.

    (b) A description of any additional material or information required and an explanation of why it is necessary.

    (c)            An explanation of the Plan's claims review procedures.

7.3 INITIAL NOTICE OF DENIAL. The initial notice of denial will normally be given within 90 days of the review of the claim. If special circumstances require an extension of time, the claimant will be so notified and the time limit will be 180 days.

7.4 REVIEW OF DENIED CLAIMS. Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Committee. The original decision will be reviewed by the Committee, which may, but will not be required to, have the claimant appear before them. On review,

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whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

7.5 DECISION ON REVIEW. The decision on review will normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant will be so notified and the time limit will be 120 days. The decision will be in writing and will state the reasons and the relevant plan provisions. All decisions on review will be final and bind all parties concerned.

8.       GENERAL PROVISIONS.

8.1 NONASSIGNABILITY. No interest under this Plan of any participant, or (in the event of death) of his or her spouse, beneficiary or contingent annuitant under the Basic Plan, may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way.

8.2 NOTICES. Any notice under this Plan will be in writing and will be effective when actually delivered or, if mailed, when deposited postpaid as first class mail. Mail will be directed to Tektronix at the address stated in this Plan, to the participant at the address shown on the Tektronix employment records, or to such other address as a party will specify by notice to the other parties or as the Committee may determine to be appropriate. Notices to the Committee will be sent to Tektronix's address.

8.3 NOT CONTRACT OF EMPLOYMENT. Nothing in this Plan will give any employee the right to continue employment. The Plan will not prevent discharge of any employee at any time for any reason.